Exhibit 10.24

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made as of December 1, 2005 between AHERN RENTALS, INC. (“Assignor”) and XTREME MANUFACTURING, LLC (“Assignee”).

Recitals

A.            Assignor holds the lessee’s interest under an Amended and Restated Lease dated October 27, 2004 (the “Lease”) by and between DFA, LLC (“Landlord”), as lessor, and Assignor, as lessee, with respect to the property located at 1714 West Bonanza Road, in the City of Las Vegas, County of Clark, State of Nevada, as more particularly described therein (the “Property”).

B.            Assignor desires to assign its rights under the Lease to Assignee, and Assignee desires to assume Assignor’s obligations under the Lease as set forth below.

Agreements

In consideration of the mutual promises of Assignor and Assignee set forth in this Assignment, and other value received, the parties agree as follows:

1.             ASSIGNMENT AND ASSUMPTION OF LEASE.

1.1           Assignment. Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the Lease effective as of December 1, 2005 (the “Effective Date”).

1.2           Assumption. Assignee hereby accepts this Assignment and assumes and agrees to keep, observe and perform all of the agreements, conditions, covenants, terms and obligations of the Lease on the part of the lessee under the Lease to be kept, observed and performed, including (but not limited to) the obligation to pay when due all rent and other sums payable thereunder, in strict accordance with the terms of the Lease, first arising and accruing from and after the Effective Date. Assignee does hereby certify that Assignee has read the Lease and is fully familiar with the terms contained therein.

2.             INDEMNIFICATION.

2.1           Indemnity by Assignor. Assignor hereby agrees to indemnify, defend, protect and hold harmless Assignee from and against any and all losses, liabilities, claims, costs, and expenses (including reasonable attorneys’ fees) arising out of or in any way related to Assignor’s failure to perform its obligations under the Lease or this Assignment and accruing before the Effective Date or arising out of use of the Property by Assignor or its agents, employees, contractors, customers, or invitees before the Effective Date.

2.2           Indemnity by Assignee. Assignee hereby agrees to indemnify, defend, protect, and hold harmless Assignor from and against any and all losses, liabilities, claims, costs,

and expenses (including reasonable attorney fees) first arising out of or in any way related to Assignee’s failure to perform its obligations under the Lease or this Assignment from and after the Effective Date or arising out of use of the Property by Assignee or its agents, employees, contractors, customers, or invitees from and after the Effective Date.

3.             CONDITION OF PROPERTY. Assignee accepts the Property, as well as any and all fixtures and equipment located therein or appurtenant thereto, “AS-IS,” in their present condition as of the Effective Date. Assignor shall not be obligated to make any alterations or improvements to the Property whatsoever.

4.             DEFAULT BY ASSIGNEE. Assignee shall forward to Assignor copies of all notices of default or other notices received by Assignee from the lessor under the Lease within five days after Assignee receives such notice. In the event Assignee fails to perform promptly when due any of the terms, covenants, conditions or obligations of the Lease which Assignee has assumed hereunder or any of its obligations under this Assignment or otherwise any event of default by or related to Assignee occurs under the Lease or this Assignment (without in either case the necessity for the expiration of any period for notice or cure by Assignee that may be contained therein) (collectively, any such failure or event is an “Event of Default”), Assignor may, in addition to any other remedy which may be available at law, in equity or otherwise, perform any obligation to cure Assignee’s default, in which event Assignee shall promptly reimburse Assignor for all reasonable expenditures incurred by Assignor in protecting its interest and all costs, expenses and damages resulting from or in connection with Assignee’s default, with interest until repaid at the rate equal to the lesser of (i) 18 percent per annum or (ii) the maximum rate permitted by state law.

5.             GENERAL PROVISIONS.

5.1           Time of Essence. Time is of the essence of the performance of Assignee’s obligations under this Assignment.

5.2           Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

5.3           Waiver. Failure of Assignor at any time to require performance of any provision of this Assignment shall not limit Assignor’s right to enforce the provision. Waiver by Assignor of any provision of this Assignment shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

5.4           Attorneys’ Fees. In the event suit or action is instituted to interpret or enforce the terms of this Assignment, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys’ fees at trial, on appeal and on any petition for review, or in connection with any action for rescission, in addition to all other sums provided by law.

5.5           Notices. Any consent, approval, notice or demand (individually, and collectively, a “Notice” or “Notices”) which may or are required or permitted to be given by either party to the other hereunder shall be in writing. All Notices shall be sent by United States Mail, certified or registered mail, return receipt requested, or by recognized overnight courier service (such as Federal Express), or by facsimile or other telecommunication device capable of transmitting and creating a written record, or personally. Notices are effective on receipt. Each party shall give notice to the other or its address for Notices by written Notice to the other. Unless a party designates another address for Notice (by Notice given pursuant to this paragraph), Notices shall be sent to the following addresses:

If to Assignor:	If to Assignee:

Ahern Rentals, Inc.	Xtreme Manufacturing, LLC
4241 S. Arville Street	1714 W. Bonanza Rd.
Las Vegas, Nevada 89103	Las Vegas, Nevada 89106
Fax No.: (702) 362-9316	Fax No.: (702) 636-4943

For the purpose of this Lease, the term “receipt” shall mean the earlier of any of the following: (i) the date of delivery of the Notice to the address specified pursuant to this paragraph as shown on the return receipt or by the records of the courier, (ii) the date of actual receipt of the Notice by the office of the person or entity specified pursuant to this paragraph, or (iii) in the case of refusal to accept delivery or inability to deliver the Notice, the earlier of (A) the date of the attempted delivery or refusal to accept delivery, (B) the date of the postmark on the return receipt, or (C) the date of receipt by the sending party of notice that the Notice has been refused or cannot be delivered.

5.6           Further Assurances. Assignee and Assignor shall, upon request of the other, execute such further instruments or documents as the other may reasonably require to further effect the purposes hereof, as long as the terms thereof are fully consistent with the terms of this Assignment.

5.7           Prior Agreements. This Assignment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all written and oral agreements previously made or existing between the parties, with respect to the matters set forth herein.

5.8           Counterparts. This Assignment may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Assignment.

IN WITNESS WHEREOF, the parties have caused this Assignment to be executed in duplicate as of the day and year first above written.

ASSIGNOR:		ASSIGNEE:

AHERN RENTALS, INC.		XTREME MANUFACTURING, LLC

By:	/s/ DON F. AHERN	By:	/s/ DON F. AHERN
Name:	Don F. Ahern	Name:	Don F. Ahern
Title:	President	Title:	Manager